Exhibit 99.1

Investor Relations: Paul G. Blair 260-207-5183 Pblair@verabradley.com Vera Bradley Public Relations: Mediacontact@verabradley.com 877-708 VERA (8372)

Vera Bradley Announces Resignation of its Chief Financial and Administrative Officer

FORT WAYNE, IND., JANUARY 11, 2013 – Vera Bradley, Inc. (Nasdaq: VRA) announced that Jeffrey A. Blade, its Chief Financial and Administrative Officer, has resigned effective today to pursue other opportunities.

“We appreciate Jeff’s dedication and commitment to Vera Bradley over the past few years,” said Michael C. Ray, Vera Bradley’s Chief Executive Officer. “He was an integral part of the senior management team, and we wish Jeff all the best.”

A search for Mr. Blade’s replacement is underway. Kevin Sierks has been appointed interim CFO until a new CFO is appointed. Mr. Sierks has served as the Vice President – Controller, Chief Accounting Officer since joining the Company in December 2011. He has extensive experience in accounting and finance roles with various public companies. Before joining the Company, Mr. Sierks served as the Vice President and Corporate Controller for Biomet, Inc. from October 2007 to December 2011. Prior to that, he served in various financial and accounting positions with Boston Scientific Corporation from 2002 to 2007 and at Deloitte from 1995 to 2002.

About Vera Bradley

Vera Bradley infuses color into all aspects of women’s lives with vibrant handbags, accessories, luggage, eyewear, travel items and gifts. Founded in 1982 by Barbara Bradley Baekgaard and Patricia R. Miller, the brand inspires women to “be colorful” with designs that reflect their personal style. As of October 27, 2012, Vera Bradley accessories can be found in 64 retail stores in the U.S., 11 outlet stores, approximately 3,300 specialty retailers and online at verabradley.com. Vera Bradley employs approximately 2,000 and the Company’s fiscal 2012 sales were $461 million. The Company’s commitment to breast cancer research continues to expand through the Vera Bradley Foundation for Breast Cancer. For more information about Vera Bradley (Nasdaq: VRA), visit www.verabradley.com/mediaroom.

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